ANNUAL PERFORMANCE CERTIFICATION
OF
LNR PARTNERS, INC.

Pooling and Servicing Agreement dated as of November 3, 2005
(the "Agreement"), by and among Greenwich Capital Commercial Funding
Corporation, as Depositor, Wachovia Bank, National Association as Master
Servicer, LaSalle Bank, N.A., as Trustee,
ABN AMRO Bank N.V., as Fiscal Agent, and
LNR Partners, Inc., as Special Servicer
(GCCFC 2005-GG5)

The undersigned, Susan K. Chapman, as Vice President of LNR Partners, Inc., a Florida Corporation (the "Company"), in accordance with Section 3.14 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2005 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has performed and fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2005, (iii) the Company has not received notice regarding qualification, or challenging the status, of either REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2006.

                    /s/ Susan K. Chapman
                    Susan K. Chapman
                    Vice President
                    LNR Partners, Inc.